Filed Pursuant to Rule 424(b)(3)

Registration No. 333-279156

Prospectus Supplement No. 12

(to the Prospectus dated July 5, 2024, as supplemented by

Prospectus Supplement No. 1, dated August 2, 2024

Prospectus Supplement No. 2, dated September 26, 2024

Prospectus Supplement No. 3, dated October 4, 2024

Prospectus Supplement No. 4, dated October 11, 2024

Prospectus Supplement No. 5, dated October 21, 2024

Prospectus Supplement No. 6, dated November 1, 2024

Prospectus Supplement No. 7, dated November 12, 2024

Prospectus Supplement No. 8, dated November 18, 2024

Prospectus Supplement No. 9, dated November 20, 2024

Prospectus Supplement No. 10, dated January 2, 2025 and

Prospectus Supplement No. 11, dated January 7, 2025)

CERO THERAPEUTICS HOLDINGS, INC.

44,523,704 Shares of Common Stock

This prospectus supplement no. 12 (this “Prospectus Supplement”) amends and supplements the prospectus dated July 5, 2024 (as may be supplemented or amended from time to time, the “Prospectus”) which forms part of our Registration Statement on Form S-1 (Registration Statement No. 333-279156). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in the attached Current Reports on Form 8-K, filed with the Securities and Exchange Commission (the “Securities and Exchange Commission”) on January 7, 2025 and January 10, 2025 (the “Form 8-Ks”). Accordingly, we have attached the Form 8-Ks to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on this Prospectus Supplement.

Our common stock and public warrants are listed on Nasdaq Global Market and Nasdaq Capital Market (collectively, “Nasdaq”) under the symbols “CERO” and “CEROW,” respectively. On January 13, 2025, the last quoted sale price of our common stock as reported on Nasdaq was $3.29 per share and the last quoted sale price of our public warrants as reported on Nasdaq was $0.0158 per warrant.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 31 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 14, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2025

CERO THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40877	87-1088814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

201 Haskins Way, Suite 230, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

(650) 407-2376

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CERO	NASDAQ Global Market
Warrants, each whole warrant exercisable for one share of common stock	CEROW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Reference is hereby made to the Current Report on Form 8-K filed by CERo Therapeutics Holdings, Inc. (the “Company”) on December 31, 2024, pursuant to which the Company reported the receipt of proceeds exercises of certain warrants to purchase shares of Series A Preferred Stock and issuances of shares pursuant to the Company’s committed equity financing facility (the “Equity Line”) through December 30, 2024.

As a result of the receipt of such proceeds and the receipt of additional proceeds from sales pursuant to the Equity Line through January 6, 2025, the Company now reports a cash balance of approximately $5.463 million as of January 7, 2025.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2025	CERO THERAPEUTICS HOLDINGS, INC.

	By:	/s/ Chris Ehrlich
	Name:	Chris Ehrlich
	Title:	Chief Executive Officer

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2025

CERO THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40877	87-1088814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

201 Haskins Way, Suite 230, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

(650) 407-2376

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CERO	NASDAQ Global Market
Warrants, each whole warrant exercisable for one share of common stock	CEROW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities

On January 6, 2025, a holder of warrants (“Preferred Warrants”) to purchase shares of Series A Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”) of CERo Therapeutics Holdings, Inc. (the “Company”), exercised 625 Preferred Warrants for shares of Series A Preferred Stock with an aggregate stated value of $625,000, at an exercise price of $800 per share (the “Warrant Exercises”), reflecting the 20% original issue discount applicable to the issuance of shares of Series A Preferred Stock relative to the stated value thereof. The Company received $500,000 of cash proceeds from the Warrant Exercises. Such holder converted the shares of Series A Preferred Stock into an aggregate of 16,385,275 shares of common stock, par value $0.0001 per share (“Common Stock”) of the Company. The receipt of such proceeds was included in the cash balance of the Company as of January 7, 2025 previously reported on a Current Report on Form 8-K. In connection therewith, on January 6, 2025, the Company issued warrants to purchase an aggregate of 16,385,275 shares of Common Stock, with an exercise price of $0.0582 per share, which was the closing price of the Common Stock on Nasdaq on January 3, 2025, to such holder as a condition to the Warrant Exercises thereby. Such shares were issued in reliance upon the exemption from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2025	CERO THERAPEUTICS HOLDINGS, INC.

	By:	/s/ Chris Ehrlich
	Name:	Chris Ehrlich
	Title:	Chief Executive Officer

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